EXHIBIT 2

         Set forth below is a summary of acquisitions and dispositions of beneficial ownership in the Shares of the Issuer by the Reporting Persons effected in the sixty days preceding the date of this Amendment No. 6.

                 Number of Shares      Price Per          Type Of
   Date              Acquired            Share          Transaction
   ----              --------            -----          -----------
 6/19/00             240,000            $ .75           Open Market Transaction
 6/20/00              20,700            $ .73           Open Market Transaction
 8/25/00              80,800            $ .75           Private Purchase
 9/15/00               8,100            $ .6875         Open Market Transaction
 9/15/00              49,500            $ .75           Open Market Transaction
10/16/00              32,000            $ .625          Open Market Transaction
10/17/00              10,000            $ .625          Open Market Transaction
10/17/00               7,000            $ .5786         Open Market Transaction
10/20/00               7,000            $ .625          Open Market Transaction
10/23/00               4,000            $ .625          Open Market Transaction
10/24/00                 600            $ .625          Open Market Transaction